Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A of The Gladstone Companies, Inc. our report dated September 23, 2019 relating to the financial statements of The Gladstone Companies, Inc., which appears in this Offering Statement.

/s/ PricewaterhouseCoopers LLP

McLean, VA

August 28, 2020